Exhibit 99.1

AMETEK to Acquire Gatan from Roper Technologies

BERWYN, Pa. and SARASOTA, Fla. (September 27, 2019) – AMETEK, Inc. (NYSE: AME) today announced that it has signed a definitive agreement to acquire Gatan, a leading manufacturer of instrumentation and software used to enhance and extend the operation and performance of electron microscopes, from Roper Technologies, Inc. (NYSE: ROP) in an all-cash transaction valued at $925 million.

Gatan is a pioneer in direct detection technology for electron microscopy, supporting high-end research to solve some of the world’s most complex challenges in materials and life sciences. The Company’s solutions enable improved microscopy workflows in specimen preparation, imaging and analysis. Gatan’s product portfolio includes electron microscopy cameras and instrumentation, electron energy filters, software and accessories.

“We are very excited to welcome Gatan to AMETEK,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Gatan is an outstanding company and nicely complements our existing portfolio of specialized offerings in high-end analytical instrumentation. Their differentiated technology solutions, premier brand and leadership positions in attractive growth markets make this a highly attractive acquisition for AMETEK.”

“AMETEK is an ideal home for Gatan to continue its revolutionary work enabling electron microscopy technology,” said Neil Hunn, Roper’s President and CEO. “The combination of these businesses will be a great fit for Gatan’s talented employees and loyal customers. We would like to thank everyone at Gatan for their contributions to Roper and wish them continued success.”

Gatan has annual sales of approximately $180 million and is headquartered in Pleasanton, California. The transaction is expected to close in the fourth quarter of 2019 and is subject to customary closing conditions, including applicable regulatory approvals. Upon closing, Gatan will join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

About Gatan

Gatan is a leading manufacturer of instrumentation and software used to enhance and extend the operation and performance of electron microscopes. Gatan’s products, which are fully compatible with all brands of electron microscopes, cover the entire range of the analytical process from specimen preparation and manipulation to imaging and analysis. Its customer base spans the complete spectrum of end users of analytical instrumentation typically found in industrial, governmental and academic laboratories. The applications addressed by these scientists and researchers include metallurgy, semiconductors, electronics, biological science, new materials research and biotechnology. The Gatan brand name is recognized and respected throughout the worldwide scientific community and has been synonymous with high-quality products and the industry’s leading technology.

Contact:

AMETEK, Inc.

Kevin Coleman, Vice President, Investor Relations

kevin.coleman@ametek.com

Phone: 610.889.5247

Roper Technologies, Inc.

Investor Relations

Investor-relations@ropertech.com

Phone: 941.556.2601

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